Quest Communications Corporation

Wholesale Services Agreement

Signature Page

The undersigned Parties have read and agreed to the terms and conditions as set forth in the attached Quest Wholesale Services Agreement.

QUEST COMMUNICATIONS CORPORATION	FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
By: /s/ GORDON MARTIN	By: /s/ JOSEPH M. TROCHE
Executive Vice President, Wholesale Markets Date: April 23, 2002	SVP of Sales Date: April 3, 2002

*Offer Management Director: /s/Thomas R. Schmuke

*This Agreement shall not be binding upon Qwest until countersigned by the Offer Management Director and Executive Vice President, Wholesale Markets (or an authorized designee) for Qwest.

____________________________________________________________________________________

APPLICABLE SERVICES: Qwest agrees to offer and Customer agrees to purchase the Services indicated below: Exhibit B Qwest Express Blended Terminating Switched Service The Wholesale Services Agreement may be amended by the Parties from time to time to include additional products and services.

NOTICE INFORMATION:

All written notices required under the Agreement shall be sent to the following:

To Qwest:	Qwest Communications Corporation 1801 California Street, Suite 4900 Denver, Colorado 80202 Facsimile #: (303) 295-6973 Attention: Legal Department	To Customer:

Fusion Telecommunications International, Inc.

4020 Lexington Avenue, Suite 518

New York, New York 10170

Phone # 212-201-2415

Facsimile # 212-972-7884

E-mail: Amatos@Fusiontel.com

Attention: Amy C. Matos

With copy to:

Qwest Communications Corporation

1801 California Street, 33rd Floor

Denver, Colorado 80202

Phone #: (303) 992-1400

Facsimile #: (303) 308-5763

E-mail: wholesale.contracts@qwest.com

Attention: Wholesale Markets Contract Administration

QWEST CONFIDENTIAL AND PROPRIETARY

THIS WHOLESALE SERVICES AGREEMENT, together with the signature page, addenda and exhibits attached hereto from time to time by the Parties (collectively, the "Agreement") is entered into by and between Qwest Communications Corporation ("Qwest"), a Delaware corporation, located at 555 17th Street, Denver, Colorado 80202, and Fusion Telecommunications International, Inc., a Delaware corporation (the "Customer"), located at 4020 Lexington Avenue, Suite 518, New York, New York 10170, and is made pursuant to Section 211 (a) of the Communications Act of 1934, as amended.

1. Definitions. Capitalized terms used herein are defined in Addendum 1.

2. Service Provisioning: Controlling Documents. Qwest agrees to provide those Services set forth in the Service Exhibits; provided, however, Federal law prohibits Qwest from providing interLATA long distance services in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, and Wyoming (i.e." voice and data services that originate in such states, private line with one end point in those states, or toll free service that terminates in such states) until Qwest has obtained authorization to provide such services in those states, The Services are provisioned by Qwest and/or through its applicable Affiliates, subcontractors and vendors. Each Service shall be provisioned pursuant to the terms and conditions of this Agreement. To the extent that the terms of any Service Exhibit are inconsistent with the terms of this Agreement, the terms of the Service Exhibit shall control. The terms of this Agreement and the Service Exhibit shall supercede any inconsistent terms and conditions contained in an Order Form,

3, Revenue and Utilization Requirements. All term commitments and utilization requirements, if any, applicable to the Services are set forth in the Service Exhibits, There is no minimum monthly revenue commitment associated with the Services,

4, Services. Rates and Terms. Each attached Service Exhibit specifies the description, rates, charges, discounts, and other terms applicable to the Services 1. The rates do not include Taxes, access or access related charges, or CPE, All Service order requests or cancellations require Customer's completion and Qwest's acceptance of Qwest's Order Form, Unless otherwise set forth in a Service Exhibit or on an accepted Order Form, Customer is solely responsible for coordination of all local access and, in any event, shall be solely responsible for any costs associated with such access, including, without limitation, any LEC/CAP early termination fees associated with any Service provisioned hereunder.

5, Use of Name and Marks. Neither Party shall use any trademark, service mark, brand name, copyright, patent, or any other intellectual property of the other Party or its respective Affiliates without the other Party's prior written consent and in the case of Qwest, with the prior written consent of the Senior Vice President of Corporate Communications, Qwest's name is proprietary and nothing herein constitutes a license authorizing its use, and in no event shall Customer attempt to sell service to its End Users using Qwest's name. In addition, Customer shall not state to End Users or prospective End Users: (I) that they will be Qwest customers or that they may obtain Qwest service from Customer; or (Ii) that Customer has any relationship with Qwest other than an agreement to purchase Qwest's Services on a wholesale basis. Since a breach of this material obligation may cause irreparable harm for which monetary damages may be inadequate, in addition to other available remedies, the nonbreaching Party may seek injunctive relief for any disclosure in violation hereof,

6, Financial Responsibility. Payment and Security,

6,1 Payment Obligation, Unless otherwise set forth in Addendum 2 (if attached) to this Agreement, Qwest will invoice Customer monthly for Services. All invoiced amounts shall be paid via wire transfer to: National City Bank, Louisville, Kentucky, ABA #083000056, To Qwest DDA #354075341. Amounts not paid in full by the Due Date will be considered past due and subject to an interest charge commencing from the Past Due Date at the lesser rate of one percent (1.00%) per month or the maximum rate allowable by applicable law, If Customer fails to payor dispute any invoice as provided for herein by the Due Date, in addition to its termination rights under Section 8,1, Qwest may with notice: (i) refuse to accept additional Order Forms; (ii) temporarily suspend any and all Services until Customer has paid all past due amounts (including interest); and/or (iii) offset such unpaid balances from any amounts that Qwest owes to Customer under any other agreement(s) between the Parties, During any period of suspension, no Service interruption shall be deemed to occur.

6,2 Billing Disputes. All Bona Fide Disputes along with Complete Documentation must be submitted in writing and submitted with payment of all amounts due (any such withholding not to exceed twenty percent (20%) of the total invoiced amount), or, alternatively, if customer has already paid its invoice, Customer shall have sixty (60) calendar days from invoice date to give notice of a Bona Fide Dispute regarding such invoice, otherwise such invoice will be deemed correct. Notification and Complete Documentation of a Bona Fide Dispute must be sent to: Qwest Communications Corporation, 555 17th Street, 3rd Floor, Denver, Colorado 80202, Attn: Wholesale Receivables

Department or by facsimile to (303) 992-1101, with duplicate notification to follow via U.S. Mail or overnight delivery. An amount will not be considered "in dispute" until Customer has provided Qwest with written notification and Complete Documentation of the Bona Fide Dispute and the Parties will promptly address and attempt to resolve the claim. Qwest, in its discretion exercised in good faith, may request additional supporting documentation or reject Customer's Bona Fide Dispute as inadequate. If Qwest rejects such Bona Fide Dispute, Qwest will so notify Customer and Customer shall pay the withheld portion of the invoice within five (5) business days of such notice, unless such payment obligation is suspended thereafter by operation of Section 21,2, If Qwest determines that the Customer is entitled to credits or adjustments for Service outages pursuant to provisions of applicable Service Exhibits then Qwest will credit Customer's invoice for such amount on the next appropriate billing cycle.

7. Term. This Agreement shall be effective as of the Effective Date and continue for twelve (12) months (the "Initial Term"). After the expiration of the Initial Term, this Agreement will continue on a month-to-month basis unless terminated by either Party on thirty (30) calendar days prior written notice (the Initial Term and any month-to-month extensions hereof shall be collectively referred to as the "Term").

8. Termination.

8.1 Termination by Qwest: Qwest may terminate this Agreement immediately and without notice: (a) if Customer is or becomes Insolvent; or (b) for Cause. If Qwest terminates this Agreement for any of the aforementioned reasons, Customer shall be obligated to pay the following: (I) any early termination fees due under any Service Exhibit; (ii) any charges accrued but unpaid as of the termination date; and (iii) in the event that Customer has Term Revenue Commitment, a revenue shortfall charge (which Customer agrees is reasonable) equal to the difference between the Term Revenue Commitment and Customer's aggregate, actual Contributory Charges through the date of such termination.

8.2 Termination by Customer. Customer may terminate a Service Exhibit for Cause, or if Cause exists to terminate all or substantially all of the Services, then Customer may terminate the Agreement in its entirety. If Customer terminates this Agreement for Cause, Customer shall only be liable for charges accrued but unpaid as of the termination date. If Customer terminates this Agreement prior to the conclusion of the Initial Term for reasons other than Cause, Customer shall be obligated to pay the following:

(i) any early termination fees due under any Service Exhibit; (ii) any charges accrued but unpaid as of the termination date; and (iii) in the event that Customer has Term Revenue Commitment, a revenue shortfall charge (which Customer agrees is reasonable) equal to the difference between the Term Revenue Commitment and Customer's aggregate, actual Contributory Charges through the date of such termination.

9. Limitation of Liability and Disclaimer of Warranties

WITHOUT LIMITING ANY EXPRESS FINANCIAL OR LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL) ARISING IN CONNECTION WITH THIS AGREEMENT OR THE PROVISION OF SERVICES HEREUNDER (INCLUDING ANY SERVICE IMPLEMENTATION DELAYS/FAILURES), UNDER ANY THEORY OF TORT, CONTRACT, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF THE PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. QWEST MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY SERVICE PROVISIONED HEREUNDER. QWEST SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS. NOTWITHSTANDING THE FOREGOING, QWESTS TOTAL LIABILITY HEREUNDER SHALL IN NO EVENT EXCEED THE LESSER OF: (I) CUSTOMER'S PROVEN DIRECT DAMAGES; OR (II) THE AGGREGATE AMOUNT OF ANY APPLICABLE OUTAGE CREDITS DUE UNDER THE SERVICE EXHIBIT FOR THE AFFECTED SERVICE. THE FOREGOING LIMITATION APPLIES TO ALL CAUSES OF ACTIONS AND CLAIMS, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS.

Customer acknowledges and accepts the reasonableness of the foregoing disclaimer and limitations of liability. No cause of action under any theory which accrued more than one (1) year prior to the institution of a legal proceeding alleging such cause of action may be asserted by either Party against the other. For purposes of this Section 9, all references to Qwest and Customer include their respective Affiliates, End Users, agents, officers, directors, shareholders and employees.

10. Relationship. Neither Party shall have the authority to bind the other by contract or otherwise or make any representations or guarantees on behalf of the other. The relationship arising from this Agreement does not constitute an agency, joint venture, partnership, employee relationship or franchise.

11. Assignment or Sale. This Agreement shall be binding upon the Parties' respective successors and assigns. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing: (i) subject to the prior credit review and approval by Qwest, Customer may assign this Agreement without prior written consent to any Affiliate, successor through merger, or acquirer of substantially all of its assets which has the capacity to fulfill the requirements set forth in this Agreement; and (Ii) Qwest may assign this Agreement without prior written consent

(x) to any Affiliate, successor through merger, or acquirer of substantially all of its assets or (y) if necessary to be in compliance with the rules and/or regulations of any regulatory agency, governmental agency, legislative body or court of competent jurisdiction; provided that in all cases the assignee acknowledges in writing its assumption of the obligations of the assignor hereunder. Any attempted assignment in violation hereof shall be of no force or effect and shall be null and void.

12. Reporting Requirements. If reporting obligations or requirements are imposed upon Qwest by any third party or regulatory agency in connection with the use of the Services by Customer or its End Users, Customer agrees to assist Qwest in complying with such obligations and requirements, as reasonably required by Qwest and to hold Qwest harmless for any failure by Customer in this regard.

13. Customer's Resale and End User Responsibilities

13.1 Customer is solely responsible for obtaining all licenses, approvals, and regulatory authority for its operation and the provision of Services to its End Users. In connection with its resale of the Services, Customer is solely responsible for all billing, billing adjustments/credits, customer service, credit worthiness and other service-related requirements of its End Users, and Qwest shall have no liability to Customer's End Users under this Agreement. Customer's payment obligations are not contingent upon Customer's ability to collect payments or charges from its End Users, Affiliates, agents, brokers or re-sellers.

13.2 Qwest may suspend any or all of the Services immediately and/or terminate the Agreement pursuant to Section 8.1 if: (i) Customer falls to comply in all material respects with any foreign, federal, state or local law or regulation applicable to Customer's resale of the Services; or (ii) Customer or its End Users commit any illegal acts relating to the subject matter of this Agreement. Customer shall: (I) be liable to Qwest for any damages caused by any intentional or illegal acts of Customer, (e.g., slamming) in connection with its resale of the Services; and (ii) indemnify, defend and hold harmless Owest from and against any third party (including End Users') claims, actions, damages, liabilities, costs, judgments or expenses (including attorney fees) arising out of or relating to Customer's or End User's use, resale or modification of the Services.

14. Survival. The expiration or termination of this Agreement shall not relieve either Party of those obligations that by their nature are intended to survive.

15. Nondisclosure/Publicity. Neither Party shall disclose to any third party during the Term of this Agreement and for one (1) year following the expiration or termination hereof, any of the terms of this Agreement, including pricing, or other Proprietary Information of the other Party, unless such disclosure is required by any state or federal governmental agency, is otherwise required to be disclosed by law, or is necessary in any proceeding establishing rights or obligations under this Agreement. No publicity regarding the existence and/or  terms of this Agreement may occur without either Party's prior express written consent, and such written consent in the case of Qwest, if granted, may be granted only by Qwest's Senior Vice President of Corporate Communications. The content and timing of any press releases and all other publicity regarding the Subject matter of this Agreement or the Parties' relationship with one another, if authorized, shall be mutually agreed upon by the Parties in advance. Notwithstanding anything to the contrary, neither Party may make any disclosure to any other person or any public announcement regarding this Agreement or any relation between the Parties, without the other Parties' prior written consent. [n addition, neither Party shall use any trademark, service mark, brand name, copyright, patent, or any other intellectual property of the other Party or its respective Affiliates without the other Party's prior written consent and in the case of Qwest, with the prior written consent of the Senior Vice President of Corporate Communications. Neither Party shall have the right to terminate this Agreement and any other agreements between the parties if either Party violates this provision.

16. Waiver. The terms, representations and warranties of this Agreement may only be waived by a written instrument executed by the Party waiving compliance. Except as otherwise provided for herein, neither Party's failure, at any time, to enforce any right or remedy available to it under this Agreement shall be construed as a continuing waiver of such right or a waiver of any other provision hereunder.

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement will remain in full force and effect, and such provision will be deemed to be amended to the minimum extent necessary to render it enforceable.

18. Notices Except as otherwise provided herein, all required notices shall be in writing, transmitted to the Parties' addresses specified in the signature page or such other addresses as may be specified by written notice, and will be considered given either: (i) when delivered by facsimile or e-mail, so long as duplicate notification is sent via regular U.S. Mail or overnight delivery; (ii) when delivered in person to the recipient named on the signature page; (iii) when deposited in either registered or certified U.S. Mail, return receipt requested, postage prepaid; or (iv) when delivered to an overnight courier service.

19. Force Majeure/System Maintenance. Neither Party shall be liable to the other for any delay or failure in performance of any part of this Agreement if such delay or failure is caused by a Force Majeure Event. The Party claiming relief under this Section shall notify the other in writing of the existence of the Force Majeure Event and shall be excused on a day-by-day basis to the extent of such prevention, restriction or interference until the cessation of such Force Majeure Event. Qwest will use reasonable efforts during the Term of this Agreement to minimize any Service interruptions that might occur as a result of planned system maintenance required to provision the Services.

20. Governing Law. This Agreement will be governed by, enforced and construed in accordance with the laws of the State of New York without regard to its choice of law principles, except and to the extent that the Communications Act of 1934, as amended and interpreted by the FCC, applies to this Agreement. Qwest reserves the right to suspend, modify or terminate any Service without liability where: (i) Regulatory Activity prohibits, restricts or otherwise prevents Qwest from furnishing such Service; or (il) any material rate, charge or term of such Service is substantially changed by a legitimate regulatory body, governmental authority, or by order of the highest court of competent jurisdiction to which the matter is appealed. Qwest will give Customer advance notice of any modification, suspension or termination of Service pursuant to this provision to the extent reasonably permitted under the circumstances. Customer acknowledges that exigent circumstances may prohibit Qwest from reasonably providing advance notice to Customer.

21. Arbitration of Disputes

21.1 Any unresolved disputes arising out of this Agreement will be settled by binding arbitration at the office of the AAA located in Denver, CO. The arbitration will be held in accordance with the AAA Rules, as amended by this Agreement. Either Party may initiate arbitration by providing written demand for arbitration (with a copy to the other Party), a copy of this Agreement and the administrative fee required by the AAA Rules to the AAA in Denver, CO. The remaining cost of the arbitration, including arbitrator's fees, shall be shared equally by the Parties unless the arbitration award provides otherwise. Each Party shall bear the cost of preparing and presenting its case. The Parties agree to undertake all reasonable steps to expedite the arbitration process. One arbitrator will be appointed in accordance with the AAA Rules within thirty (30) calendar days of the submission of the demand for arbitration. The arbitrator shall designate the time and place in Denver, CO for the hearing within thirty (30) calendar days of his or her appointment. Qwest and the Customer agree that the arbitrator's authority to grant relief shall be subject to the provisions of this Agreement, the USAA, the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes, the Communications Act of 1934, as amended, and any other applicable law. The arbitrator shall not be able to award, nor shall any Party be entitled to receive punitive, incidental, consequential, exemplary, reliance or special damages, including damages for lost profits. The arbitrator's decision shall follow the plain meaning of the Agreement and shall be final, binding, and enforceable in a court of competent jurisdiction.

21.2 If either Party notifies the other that it intends to request an arbitration proceeding, Customer shall promptly place all disputed and withheld amounts, if any, on an on-going basis with the Escrow Agent, pursuant to a mutually agreeable escrow agreement. Qwest reserves the right to suspend provisioning of the Services or terminate the Agreement pursuant to Section 8.1 If Customer fails to comply with the above escrow obligations.

22. Headings. The headings used in this Agreement are for convenience only and do not in any way limit or otherwise affect the meaning of any terms of this Agreement.

23. Authorization. Customer represents and warrants that:  (i) the full legal name of the legal entity intended to receive the benefits and Services under this Agreement is accurately set forth herein; (ii) the person signing this Agreement has been duly authorized to execute this Agreement on Customer's behalf; and (iii) the execution hereof is not in conflict with law, the terms of any charter or bylaw, or any agreement to which Customer is bound or affected. Either Party may act in reliance upon any instruction, instrument, or signature reasonably believed by the Party to be genuine. Either Party may assume that any employee of the other Party who gives any written notice, Order Form, or other instruction in connection with this Agreement has the authority to do so.

24. Third Party Beneficiaries. The terms, representations, warranties and agreements of the Parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any third party, including without limitation, Customer's End Users,

25, Entire Agreement, This Agreement, together with all Addenda and Service Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior offers, contracts, agreements, representations and understandings made to or with Customer by Qwest or any predecessors-in-interest, whether oral or written, relating to the subject matter hereof. All amendments to this Agreement shall be in writing and signed by the Parties.

ADDENDUM 1

DEFINITIONS:

"AM" means the American Arbitration Association

"AM Rules" means the commercial Arbitration Rules of the American Arbitration Association, as amended by this Agreement.

"Affiliate(s)" means: (I) any individual, corporation, partnership, limited liability company, limited liability partnership, practice, association, joint stock company, trust, unincorporated organization or other venture or business vehicle (each an "Entity") in which a Party owns a twenty percent (20%) or greater equity interest; or (ii) any Entity which, directly or indirectly, is in Control of, is Controlled by or is under common Control with a Party, as applicable, after applying the attribution rules of Section 318 of the Internal Revenue Code. In addition to the below definition of "Control” and for the purpose of this definition, "Control” of an Entity shall also include the power, directly or indirectly, whether or not exercised to vote fifty percent (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or more of the securities or other interests having ordinary voting power for the election of directors or other managing authority of such Entity.

foreign corporation in a particular jurisdiction) or more of the securities or other interests having ordinary voting power for the election of directors or other managing authority of such Entity.

"Bona Fide Dispute" means a good faith assertion of a right, claim billing adjustment or credit which Customer reasonably believes it is entitled to under the Agreement. A Bona Fide Dispute shall not include, and Customer may not withhold any amounts invoiced for, actual calls made by Customer, Customer's End Users or unauthorized third parties (e.g., fraudulent calls).

"Cause” means the failure of a Party to perform a material obligation under this Agreement which failure is not remedied, if curable: (a) in the event of a payment or security default, upon five (5) calendar days written notice, or (b) in the event of any other general default, upon thirty (30) calendar days written notice (unless a shorter notice period is expressly set forth in the Agreement, in which case the shorter notice period shall apply).

"Change of Control” shall be deemed to have occurred with respect to Customer if: (a) any entity having previously Controlled (as hereinafter defined) Customer, ceases to do so; (b) any entity acquires Control of Customer (whether by reason of acquisition, merger, reorganization, operation of law or otherwise); or (c) all, or substantially all, of the assets of Customer or an entity that Controls Customer are acquired (whether by reason of acquisition, merger, reorganization, operation of law or otherwise) by, or combined by merger with, any other entity. A Change of Control shall not include any assignment permitted under this Agreement pursuant to Section 11.

"Complete Documentation" means documentation and other detailed written support which identifies with specificity the basis and the charges which are subject to the Bona Fide Dispute, the Service interruption credit or other credit to which Customer reasonably believes itself entitled, and the amounts being withheld by Customer pending resolution of such Bona Fide Dispute.

"Contributory Charges" means recurring charges, usage charges and other qualifying charges applicable to the Contributory Services accruing to Customer's account under this Agreement, before application of all eligible discounts and excluding all Taxes, nonrecurring charges, fees, CPE charges, issued credits, uncollectable Customer charges, pass-through charges, installation charges, local access and access-related charges, and any other charges expressly excluded in the applicable Service Exhibits.

"Contributory Services" means all of the following services: (i) Domestic Qwest Express Originating and Terminating Usage; (il) Qwest Express International Terminating Usage (including Canadian and Mexican); (iii) Qwest Express Directory Assistance Usage; (iv) Qwest Express Canadian Origination Service; (v) ReQwest Switchless Reseller Services; (vi) all eligible Dedicated Internet Access Monthly Recurring Charges ("MRCs"); and (vii) all other eligible Dedicated Facilities MRCs (e.g., Frame Relay, Private Line, and ATM Services).

"Control" (and "Controls," "Controlling," "Controlled by" and "under common Control with” shall be construed accordingly) as applied to any Party means the possession directly or indirectly of the power to direct or cause the direction or the management and policies of that Party, whether through the ownership of voting securities, partnership or equity, by contract or otherwise. Where any two parties together satisfy any of this definition, they shall be deemed to have Control. For purposes of this definition, there shall be attributed to any Party rights and powers of a nominee for it (that is to say, any rights or powers that another Party possesses on its behalf or may be required to exercise on its direction or behalf).

"CPE" means customer premise equipment, software and/or other materials associated with the Service.

"Direct Damages" means those damages that follow immediately upon the act done and which arise naturally or ordinarily from breach of contract, but as used herein shall expressly exclude any cover-type damages.

"Due Date" means thirty (30) calendar days from the invoice date.

"End User(s)" mean Customer's end-users or customers.

"Effective Date" means the date on which the Agreement is fully executed by all Parties.

"FCC" means the Federal Communications Commission.

"Force Majeure Event" means an unforeseeable event (other than a failure to comply with payment obligations) beyond the reasonable control of a Party, including without limitation: act of God; fire; flood; labor strike; sabotage; fiber cut; material shortages or unavailability or other delay in delivery not resulting from the responsible Party's failure to timely place orders therefor; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder.

"Insolvent" means the occurrence of any of the following events, whereby Customer (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

"Order Form" means Service order request forms issued by Qwest, as amended from time to time.

"Parties" means collectively Qwest and Customer.

"Party" means either Qwest or Customer.

"Past Due Date" means the first calendar day following the Due Date.

Proprietary Information" means written information that is either: (a) marked as confidential and/or proprietary, or which is accompanied by written notice that such information is confidential/proprietary, or (b) not marked or notified as confidential/proprietary, but which, if  disclosed to any third party, could reasonably and foreseeably cause competitive harm to the owner of such information.

"Regulatory Activity” means any regulation and/or ruling, including modifications thereto, by any regulatory agency, legislative body or court of competent jurisdiction.

"Services" means the Qwest services provided pursuant to any Service Exhibit attached hereto.

"Service Exhibits" means those service descriptions and rate schedules attached hereto as an exhibit, pursuant to which Qwest shall provide and Customer shall purchase the applicable Services. "Taxes" means any and all applicable foreign, federal, state and local taxes, including without limitation, all use, sales, value added, surcharges, excise, franchise, property, commercial, gross receipts, license, privilege or other similar taxes, levies, surcharges, duties, fees, or other tax-related surcharges, whether charged to or against Qwest or Customer, with respect to the Services or underlying facilities provided by Qwest.

"USAA" means the United States Arbitration Act.

Endnotes

1 If Customer is an existing wholesale customer of Qwest, then; (a) the rates and discounts, if any, set forth in each Service Exhibit attached to this Agreement will be effective as of; (l) the date Customer signs the Agreement provided that it is returned to Qwest on or before the tenth (10th) business day preceding the close of Customer's existing billing cycle (the "Due Date"); or

(ii) if returned to Qwest after the Due Date, the first (1st) day of the next full billing cycle applicable to the Services provisioned there under; and (b) the terms and conditions of such Service Exhibits contemplated by this Agreement are only for Service outside the foregoing fourteen state region set forth in Section 2 of this Agreement.

Since certain international rates are subject to change on five (5) days notice, Customer acknowledges that, until this Agreement is returned to Qwest, those international rates as set forth in a Service Exhibit may change and that, once this Agreement is executed, the international rates then in effect will be implemented by Qwest. Thereafter, changes to those international rates shall be made pursuant to the rate change process provided for in each Service Exhibit.